This pricing supplement, which is not complete, relates to an automatically effective Registration Statement under the Securities Act of 1933, as amended.  We may not sell the notes until we deliver a final pricing supplement.  This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any jurisdiction where such an offer would not be permitted.
Subject to completion, dated December 14, 2009
American Express Credit Corporation InterNotes®, Due Nine Months or More from Date of Issue
Filed under Rule 424(b)(2), Registration Statement No. 333-160018
Pricing Supplement Number 8 Dated [ ]
(to Prospectus dated June 16, 2009 and Prospectus Supplement dated November 23, 2009)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating*	S & P Rating*
02586JAT3	[ ]	100.000%	0.825%	[ ]	FIXED	2.450%	SEMI-ANNUAL	12/15/2012	06/15/2010	$11.64	YES	Senior Unsecured Notes	A2	BBB+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC
Agents: Citi, Fidelity Capital Markets, a division of National Financial Services LLC, Merril Lynch & Co., Morgan Stanley, RBC Capital Markets Corporation, UBS Investment Bank, Wells Fargo Advisors, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating*	S & P Rating*
02586JAU0	[ ]	100.000%	0.950%	[ ]	FIXED	3.050%	SEMI-ANNUAL	12/15/2013	06/15/2010	$14.49	YES	Senior Unsecured Notes	A2	BBB+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC
Agents: Citi, Fidelity Capital Markets, a division of National Financial Services LLC, Merril Lynch & Co., Morgan Stanley, RBC Capital Markets Corporation, UBS Investment Bank, Wells Fargo Advisors, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating*	S & P Rating*
02586JAV8	[ ]	100.000%	1.250%	[ ]	FIXED	3.450%	SEMI-ANNUAL	12/15/2014	06/15/2010	$16.39	YES	Senior Unsecured Notes	A2	BBB+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC
Agents: Citi, Fidelity Capital Markets, a division of National Financial Services LLC, Merril Lynch & Co., Morgan Stanley, RBC Capital Markets Corporation, UBS Investment Bank, Wells Fargo Advisors, LLC

American Express Credit Corporation	Offering Dates: December 14, 2009 through December 21, 2009
Trade Date: Monday, December 21, 2009 @12:00 PM ET
Settlement Date: Thursday, December 24, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Capital Markets Corporation

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

*An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the InterNotes® should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The American Express Credit Corporation InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

The Bank of New York Mellon, formerly known as The Bank of New York, under an indenture dated as of June 9, 2006, as supplemented and amended, will act as trustee for the Notes. The Bank of New York Mellon will also act as paying agent, registrar and transfer agent for the Notes and will administer any survivor's options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

American Express Credit Corporation InterNotes® Prospectus dated June 16, 2009 and Prospectus Supplement dated November 23, 2009